Exhibit 99.1

ATI Selects Siemens VAI for New Advanced Integrated Hot-Rolling Mill

PITTSBURGH--(BUSINESS WIRE)--June 21, 2010--Allegheny Technologies Incorporated (NYSE: ATI) announced that it has selected Siemens VAI Metals Technologies (Siemens Industry, Inc.) to design, engineer, and supply the hot-rolling mill for ATI Allegheny Ludlum’s Brackenridge, PA new advanced specialty metals hot-rolling and processing facility. As previously announced, the total cost of the facility, including the hot-rolling mill, is estimated to be approximately $1.16 billion and will take approximately four years to complete. The new facility is designed to produce ATI’s flat-rolled titanium and titanium alloys, nickel-based alloys and specialty alloys, grain-oriented electrical steel, zirconium alloys, and stainless alloys for sheet, strip, Precision Rolled Strip® products, and continuous-mill plate product forms.

“The Siemens VAI next-generation totally integrated hot-rolling mill is the critical part of ATI’s new hot-rolling and processing facility. We believe our new facility will provide unsurpassed manufacturing capability and versatility in the production of our unique range of flat-rolled mission critical specialty metals. It also provides the capability to manufacture advanced new alloys that we currently do not produce,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “We expect our new hot-rolling and processing facility to further transform our Flat-Rolled Products segment’s operating performance across business cycles by significantly improving our cost structure and expanding our position in key markets through new capabilities, faster throughput, improved productivity, and higher quality.”

Werner Auer, CEO of Siemens VAI Metals Technologies added, “This is an outstanding opportunity for Siemens VAI to work with ATI on this next-generation totally integrated hot-rolling mill. We know of no other facility like this one in the world. We believe this is the most powerful and most technically advanced hot-rolling mill ever built.”

Pat Hassey continued, “Our strategy is to invest in the best equipment in the world. It requires our specialty metals technology and proprietary knowledge to run this equipment effectively. Further, we believe in U.S. manufacturing and believe a U.S. manufacturer can compete profitably in the global economy. To do so, ATI must have unsurpassed manufacturing capabilities and innovative new products that differentiate our Company in the global marketplace.”

Key facts on the Advanced Specialty Metals Hot Rolling and Processing Facility:

  Unique alloy versatility – Common facility to produce hot bands for titanium and titanium alloys, nickel-based corrosion and high temperature alloys, zirconium alloys, super and duplex stainless alloys, grain-oriented electrical steel, and austenitic, ferritic, and martensitic stainless alloys
  Product Capability – Hot bands capable to produce finished product up to 78.62 inches, or 2 meters

  Facility Design – 88 ½ inches, or 2250 millimeters, hot rolling system with continuous variable crown system and a 7-stand, 4-high finishing mill
  Power – Separating force over 3 times current capability
  Product Processing and Handling – Advanced walking beam furnace, laminar cooling, and slab and plate handling
  Automation – Fully automated facility providing safe working environment with best available controls technology and increased productivity
  Environment-Friendly – Utilizes the best available technology in all areas.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.1 billion during 2009. ATI has approximately 8,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

With its headquarters in Linz (Austria), Siemens VAI Metals Technologies (Siemens VAI) is a global leader in providing technologies, solutions and services for the mining, iron and steelmaking industries as well as for the flat rolling sector of the aluminum industry. Siemens VAI is the only plant builder worldwide to offer its customers services and solutions across all process steps and throughout the entire plant lifecycle. This includes products for all production steps from ore to the finished product, mechanical equipment, electrics and automation, complete IT solutions as well as innovative service and modernization packages. As a supplier of complete solutions, Siemens VAI is in the position to optimally adapt its products, solutions and services in order to provide its customers with “Completely Integrated Solutions.”

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATImetals.com